Exhibit 99.02


                                  PRESS RELEASE


FOR RELEASE:  IMMEDIATE

CONTACT: Timothy J. Rigas, Executive Vice President and Chief Financial Officer
         (814) 274-9830

                      ADELPHIA ANNOUNCES PRIVATE PLACEMENT

                      Coudersport, PA - September 22, 1997


Adelphia Communications Corporation ("Adelphia"), (NASDAQ-NMS: ADLAC) has revised its previously announced $150,000,000 proposed offering of Senior Notes. Adelphia announced today that it has sold $325,000,000 aggregate principal amount of its 9-1/4% Senior Notes due 2002 in a private placement to institutional investors. The transaction is expected to close on September 25, 1997. The issue is non-callable for life and pari passu with Adelphia's existing public senior debt. The non-interest terms of the 9-1/4% Senior Notes due 2002 will be similar to those of its existing publicly held senior debt. Adelphia intends to use a portion of the net proceeds from the offering to redeem, purchase or otherwise retire approximately $208,000,000 aggregate principal amount of Adelphia's 12-1/2% Senior Notes due 2002, and to use the remainder to repay subsidiary bank debt.

The 9-1/4% Senior Notes due 2002 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state.

Adelphia is the seventh largest cable television operator in the United States and currently owns or manages cable television systems that serve approximately
1.9 million subscribers in 12 states.